Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

February 3, 2026

Nuwellis, Inc.
12988 Valley View Road
Eden Prairie, Minnesota 55344

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Nuwellis, Inc., a Delaware corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-3 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), in connection with the registration under the Securities Act of the offer and resale from time to time by selling stockholders  listed in the Registration Statement (the “Selling Stockholders”) of up to 4,279,325 shares (the “Resale Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) consisting of (i) 994,537 shares of Common Stock issuable upon exercise of pre-funded common stock purchase warrants issued pursuant to that certain Securities Purchase Agreement, dated January 29, 2026, by and between the Company and the investor named therein (the “Purchase Agreement”); (ii) 1,989,074 shares of Common Stock issuable upon exercise of common stock purchase warrants issued pursuant to the Purchase Agreement; (iii) 1,247,170 shares of Common Stock issuable upon exercise of warrants pursuant to a Warrant Inducement Letter, dated January 29, 2026, by and among the Company and the warrant holder named therein; and (iv) 48,544 shares of Common Stock issuable upon exercise of warrants issued to the Company’s placement agent (the “Placement Agent”) pursuant to that certain Placement Agency Agreement, dated January 29, 2026, by and between the Company and the Placement Agent named therein (together, the “Warrants”).  The Warrants were previously issued by the Company to the Selling Stockholders and are outstanding on the date hereof

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the issuance of the Resale Shares.

In so acting we reviewed originals or copies of such records, instruments, certificates, opinions, memoranda and other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In conducting such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as duplicates or certified or conformed copies.  We have not independently sought to verify factual matters.  In conducting our examination, we assumed, without independent investigation or verification, the accuracy and completeness of all records made available to us by the Company, and the due authorization, execution and delivery by the selling securityholders of all documents where authorization, execution and delivery are prerequisites to the legal effectiveness of such documents.  In addition, in connection with this opinion letter, we have assumed that the Common Stock will be offered in the manner and on the terms identified or referred to in the Registration Statement and the accompanying prospectus, including all supplements and amendments thereto.

Our opinions herein are limited solely to the matters set forth herein.  The law covered by the opinions expressed herein is limited to the Delaware General Corporation Law as in effect on the date hereof (the “DGCL”).  We are not admitted to practice in the State of Delaware and, with respect to the opinion set forth below, with your permission, we have (i) limited our review to standard compilations available to us of the DGCL, which we have assumed to be accurate and complete, and (ii) not reviewed case law.  We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion with respect to federal law, including federal securities laws, or state blue sky securities laws.  It is understood that this opinion letter is to be used only in connection with the offer and resale of the Resale Shares while the Registration Statement is effective under the Securities Act.

Based upon the foregoing and the following, we are of the opinion that when the Resale Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of the Warrants and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the issuance of the Resale Shares will have been duly authorized by all necessary corporate action of the Company, and the Resale Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that: (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL; (ii) the Warrants have been duly executed and delivered by the Company and, under the internal laws of the State of New York, constitute valid and legally binding obligations of the Company; and (iii) upon the issuance of any of the Resale Shares, the total number of shares of Common Stock then issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue (a) under the Company’s certificate of incorporation and (b) by the board of directors of the Company in connection with the offering contemplated by the Registration Statement.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the related prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  This opinion letter is given as of its date, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed in this opinion letter or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman LLP
HONIGMAN LLP

PDT/NDSH/JQW/SEME/JPK/GSWA